Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

July 22, 2010

Cass Information Systems, Inc. Reports Record

2nd Quarter 2010 Earnings; 33% Increase over Q2 2009

Also Declares Regular Quarterly Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported record second quarter 2010 earnings of $.52 per fully-diluted share, a 33% increase over the $.39 per fully diluted share it earned in the second quarter of 2009. Net income for the period was $4.9 million, a nearly 34% increase over the $3.7 million reported in 2009.

	2nd Quarter		%	YTD		%
	2010	2009	Change	2010	2009	Change
Transportation Dollar Volume	$4.2 billion	$3.4 billion	23.6%	$8.0 billion	$6.8 billion	17.5%
Utility Dollar Volume	$2.5 billion	$2.3 billion	8.3%	$5.1 billion	$4.8 billion	6.3%
Revenues	$23.8 million	$21.7 million	9.2%	$46.5 million	$43.4 million	7.1%
Net Income	$4.9 million	$3.7 million	33.8%	$9.6 million	$7.6 million	27.2%
Diluted Earnings per Share	$.52	$.39	33.3%	$1.02	$.81	25.9%

2010 2nd Quarter Recap

Increased activity from both base customers and new customers helped transportation transaction dollar volume surge more than 23%, with utility transaction volume up a steady 8%. Overall, revenues for the quarter grew to $23.8 million, a 9% increase over the $21.7 million posted in 2009.

Operating expenses were up less than 1%, or $53,000, as Cass continued to concentrate on cost control.

Six-Month 2010 Recap

For the six months ended June 30, 2010, the company earned $1.02 per fully diluted share, a 26% increase over the $.81 per fully diluted share earned in the first half of 2009. Net income was $9.6 million, 27% higher than the $7.6 million earned in 2009. Revenues rose 7%, from $43.4 million in 2009 to $46.5 million in 2010.

Operating expenses were essentially flat compared to 2009.

“Posting our record results in the second quarter was even more gratifying with all of our businesses – transportation, utility and telecom invoice processing plus our commercial bank subsidiary – making positive contributions,” said Eric H. Brunngraber, Cass president and chief executive officer. “We believe the company is solidly positioned to capitalize on improving economic conditions. Our continuing focus will be on strategies that promise to enhance our competitive position in the markets we serve.”

Cash Dividend Declared

On July 19, 2010, the company’s board of directors declared a third quarter dividend of $.14 per share payable September 15, 2010 to shareholders of record September 3, 2010. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $24 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and ranked #65 on the 2009 Fortune Small Business FSB 100 list of the fastest-growing public companies in America.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2009.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2010 and 2009:

	Quarter Ended 6/30/10	Quarter Ended 6/30/09	Six Months Ended 6/30/10	Six Months Ended 6/30/09
Transportation Invoice Volume	6,716	5,716	12,733	11,111
Transportation Dollar Volume	$4,193,903	$3,391,822	$7,962,844	$6,778,562
Utility Transaction Volume	3,045	2,823	6,100	5,653
Utility Dollar Volume	$2,451,775	$2,263,404	$5,059,874	$4,759,101

Payment and Processing Fees	$13,533	$12,036	$26,278	$23,980
Net Investment Income	9,782	9,144	19,334	18,246
Gain on Sales of Securities	—	83	—	202
Other	435	479	915	1,018

Total Revenues	$23,750	$21,742	$46,527	$43,446

Salaries and Benefits	$12,683	$12,730	$25,173	$25,179
Occupancy	611	571	1,183	1,186
Equipment	916	833	1,814	1,674
Other	2,640	2,663	4,877	5,048

Total Operating Expenses	$16,850	$16,797	$33,047	$33,087

Income from Operations before Income Taxes	$6,900	$4,945	$13,480	$10,359
Provision for Income Taxes	2,000	1,284	3,831	2,775

Net Income	$4,900	$3,661	$9,649	$7,584

Basic Earnings per Share	$.52	$.40	$1.03	$.83

Diluted Earnings per Share	$.52	$.39	$1.02	$.81

Average Earning Assets	$1,017,818	$831,669	$1,001,350	$817,884
Net Interest Margin	4.77%	5.02%	4.77%	5.16%
Allowance for Loan Losses to Loans	1.49%	1.14%	1.49%	1.14%
Non-performing Loans to Total Loans	.22%	.32%	.22%	.32%
Net Loan (Recoveries) Charge-offs to Loans	—	(.01)%	.03%	.03%
Provision for Loan Losses	$1,150	$300	$2,050	$700